Exhibit 16

April 3, 2008

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

We have reviewed Form 8 – K of United Heritage Corporation (Commission file number 0-9997) dated April 3, 2008.

We agree with the statements made by the issuer with the following exceptions:

1.	We have no direct knowledge if the appointment the new principal independent accountant was approved by the Audit Committee of the Board of Directors.

2.	W have no direct knowledge as to whether the Company consulted with Hein & Associates LLP prior to engagement by the Company.

Sincerely,

WEAVER AND TIDWELL, L.L.P.

RJL/hln